SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2000

Quitman Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-23763
Georgia	58-2365866
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
602 East Screven Street, Quitman, Georgia	31643
(Address of Principal Executive Offices)	(Zip Code)
Issuer's Telephone Number, Including Area Code:	(912) 263-7538

Item 5. Other Events and Regulation FD Disclosure

On December 19, 2000, the Board of Directors of Quitman Bancorp, Inc. (the "Company") declared a $2.92 per share special cash distribution on the Company's outstanding shares of Common Stock. Of this amount, approximately $1.43 per share constitutes a return of capital. The cash dividend is payable to shareholders of record as of December 29, 2000 and will be mailed to stockholders on or about January 11, 2000. The Company is the holding company for Quitman Federal Savings Bank.

It is the current intention of the Board of Directors to continue to pay a dividend once a year. However, due to the size of the special dividend, stockholders should not expect any additional cash dividends during 2001. The payment of future dividends will be subject to a periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

It is expected that the regulatory capital of the Bank will continue to exceed required levels immediately after the payment of the special dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized as of December 20, 2000.

QUITMAN BANCORP, INC.
By: /s/ Melvin E. Plair
Melvin E. Plair President and Chief Executive Officer (Duly Authorized Representative)